Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Akero Therapeutics, Inc., a Delaware corporation with its principal place of business at 170 Harbor Way, South San Francisco, CA 94080 (the “Company”), and William White (the “Executive”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”).  Except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the Employment Agreement between the Executive and the Company dated April 22, 2019 (the “Prior Agreement”), and (ii)  any offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                EMPLOYMENT.  The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.  At all times, the Executive’s employment with the Company will continue to be “at-will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, with or without cause, subject to the terms of this Agreement.

2.                                JOB TITLES AND DUTIES.

(a)                                 Title.  The Executive shall continue to be employed as the Company’s Executive Vice President, Chief Financial Officer and Head of Corporate Development (the “CFO”) and shall report to the Chief Executive Officer (the “CEO”).  To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason.  The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(b)                                 Duties.  As CFO, the Executive shall have responsibilities and duties as may from time to time be prescribed by the CEO. The Executive shall devote himself exclusively to the performance of his duties during normal working hours and at all other times which may be reasonably necessary for the proper performance of his duties. The Executive will not engage in any other employment, any additional consulting or other business activities (whether full-time or part-time), without the prior approval of the Company’s Board of Directors (the “Board”), provided that the Executive may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with the Executive’s obligations to the Company.

(c)                                  Location. The Executive shall work out of New York, New York and shall report to the Company’s San Francisco, CA and/or other offices as needed to perform the Executive’s duties and responsibilities. The Company shall provide the Executive with office space in New York, New York.

3.                                TERM.  The Executive’s employment hereunder shall commence on the Effective Date and shall continue until it is terminated in accordance with the provisions of Section 6 (the “Term”).

4.                                COMPENSATION AND BENEFITS.  Until the termination of the Executive’s employment hereunder, in consideration for the services of the Executive hereunder, the Company shall compensate the Executive as follows:

(a)                                 Base Salary.  The Company shall pay the Executive, in accordance with the Company’s standard payroll practices as in effect from time to time, a base salary (the “Base Salary”).  The Base Salary will be paid at an annual rate of $400,000. Notwithstanding the foregoing, at the Board’s discretion the Company may increase the Base Salary from time to time.

(b)                                 Incentive Bonus.  The Executive shall be eligible to receive an annual bonus with a target of 40% of the Base Salary (the “Target Bonus”).  The amount of any such bonus shall be in the sole discretion of the Board.  If a bonus is awarded for any year, it shall be paid no later than March 15 of the following year.  Except as set forth herein, the Executive must be employed by the Company on the date of payment in order to receive any bonus that has been awarded to him.  Notwithstanding the foregoing, at the Board’s discretion the Company may award other bonus compensation and/or increase the target annual bonus from time to time.

(c)                                  Vacation.  The Executive shall be entitled to four weeks’ vacation each calendar year, which shall accrue ratably over the course of the year and must be used in accordance with the Company’s vacation policy as may be in effect from time to time.

(d)                                 Equity.  Any equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”).  In addition, upon the earlier of (x) six (6) months after the consummation of a Sale Event (as defined in the Company’s 2019 Stock Option and Incentive Plan, as amended and restated thereafter from time to time, or its successor (the “Plan”)) and (y) termination of the Executive’s employment following the consummation of a Sale Event, other than termination for Cause, 100% of any unvested shares of the non-qualified stock option granted to the Executive on April 5, 2019 (the “Initial Equity Award”) shall vest effective as of the date of the event set forth in (x) or (y), as applicable.  Notwithstanding anything to the contrary in the Plan or any stock option agreement, in the event that the Executive (i) terminates his employment for Good Reason pursuant to Section 6(d) of this Agreement and (ii) the condition giving rise to Good Reason is the requirement of the Executive to relocate to a location that is not located within 35 miles of the Executive’s residence in New York, New York, then the Initial Equity Award shall be subject to nine (9) months of accelerated vesting as of the Date of Termination; provided that the Executive enters into the Separation Agreement and Release (as defined below) and it becomes effective within the timeframe set forth therein.

(e)                                  Other Benefits.  The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executives to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate.  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

(f)                                   Section 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (x) six (6) months and one (1) day after the Executive’s separation from service, or (y) the Executive’s death.

(ii)                                  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii)                               All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iv)                              To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(v)                                 The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(vi)                              If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

5.                                EXPENSES.  The Company shall reimburse the Executive for all reasonable expenses of types authorized by the Company and incurred by the Executive in the performance of his duties hereunder, including travel and lodging expenses incurred in the course of travel to locations for Company purposes. The Executive shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time; including any established, or to be established, travel policy, provided that subject to the prior approval of the CEO, Executive shall be entitled to travel business class (if available) on flights longer than five (5) hours in duration.

6.                                TERMINATION.  The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)                                 Death or Disability.  The Executive’s employment hereunder shall terminate upon the death of the Executive or, at the option of the Company, in the event of the Executive’s disability.  The Executive shall be deemed disabled if an independent medical doctor (selected jointly by the Company and the Executive) certifies that the Executive has for 90 consecutive days or 180 days (which need not be consecutive) in any 12-month period been disabled in a manner which makes him unable to perform the essential functions of his then existing position or positions with or without a reasonable accommodation.  Under such circumstances, the Executive hereby agrees to submit to medical examination by such medical doctor.

(b)                                 Termination by the Company for Cause.  For “Cause” immediately upon written notice by the Company to the Executive.  For purposes of this Agreement, a termination by the Company shall be for Cause if any one or more of the following has occurred:

(i)                               the Executive shall have committed an act of fraud, misappropriation or breach of fiduciary duty against the Company or any of its affiliates; or

(ii)                            the Executive shall have been convicted of, or pleaded guilty or nolo contendere to, any crime triable upon indictment or involving moral turpitude; or

(iii)                         the Executive shall have been chronically absent from work for reasons that were not excused, which shall mean a failure to be present and available, during normal work hours, at the Executive’s home office or wherever his duties are required to be performed; or

(iv)                        the Executive shall have refused, after written notice, to obey any lawful direction by the Board which is consistent with the Executive’s duties hereunder; or

(v)                           the Executive shall have breached materially any of the provisions or representations of this Agreement.

Any determination of Cause under subsections (iii), (iv) or (v) above will be made by the Chief Executive Officer of the Company, provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of 30 days following receipt of such notice to cure such event to the reasonable satisfaction of the Company.

(c)                                  Termination by the Company without Cause.  The parties agree that the Company may terminate the Executive’s employment hereunder without Cause upon written notice, subject to the terms set out in Section 7 below.  Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 6(b) and does not result from the death or disability of the Executive under Section 6(a) shall be deemed a termination without Cause.

(d)                                 Termination by the Executive for Good Reason.  The Executive may resign for Good Reason.  “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below; provided, however, that a termination for Good Reason by the Executive can only occur if (x) the Executive has given the Company a written notice indicating the existence of a condition giving rise to Good Reason, and the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice (the “Cure Period”), and (y) such notice is given within 60 days after the initial occurrence of the condition giving rise to Good Reason and termination for Good Reason occurs within 180 days after such initial occurrence of the condition giving rise to Good Reason.  The conditions giving rise to Good Reason are as follows: (i) a material diminution in the Executive’s rate of Base Salary or Target Bonus opportunity described in Section 4(b); (ii) a material diminution in the Executive’s authority or a diminution in the Executive’s title; (iii) a material breach by the Company of this Agreement; or (iv) the requirement of Executive to relocate to a location that is not located within 35 miles of the Executive’s residence in New York, New York.  If the Company cures the condition giving rise to Good Reason during the Cure Period, Good Reason shall be deemed not to have occurred.

(e)                                  Termination by the Executive other than for Good Reason.  The Executive may resign upon written notice to the Company in circumstances that do not constitute Good Reason.

Upon termination of employment for any reason, the Company shall be obligated to pay the Executive: (A) the Base Salary payable to Executive under Section 4 through the Date of Termination, (B) any bonus for the immediately preceding fiscal year that is due and owed to the Executive that remains unpaid, (C) any expense reimbursements under Section 5 for expenses reasonably incurred in the performance of the Executive’s duties prior to termination, and (D) the value of any accrued but unused vacation accrued through the Date of Termination (collectively, the “Accrued Benefits”).

7.                                SEVERANCE PAY AND BENEFITS.

(a)                                 Severance Pay and Benefits upon Termination by the Company without Cause or by the Executive for Good Reason outside the Change in Control Period.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 6(c), or the Executive terminates employment for Good Reason as provided in Section 6(d), each outside of the Change in Control Period (as defined below), then in addition to the Accrued Benefits, and subject to (i) the Executive signing a separation agreement and release in substantially the form attached hereto as Exhibit A (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release):

(i)                                     The Company shall pay the Executive an amount equal to 9 months of the Executive’s Base Salary (the “Severance Amount”); and

(ii)                                  subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 9 month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 7(a), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)                                 Severance Pay and Benefits upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period.  The provisions of this Section 7(b) shall apply in lieu of, and expressly supersede, the provisions of Section 7(a) if the Company terminates the Executive’s employment without Cause as provided in Section 6(c) or if the Executive terminates his employment for Good Reason as provided in Section 6(d), in either case within the Change in Control Period.  These provisions shall terminate and be of no further force or effect after the Change in Control Period.  During the Term, if during the Change in Control Period the Executive’s employment is terminated by the Company without Cause as provided in Section 6(c) or the Executive terminates employment for Good Reason as provided in Section 6(d), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)                                     The Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) 12 months of the Executive’s then current Base Salary

(or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) one times the Executive’s Target Bonus for the then-current year (the “Change in Control Payment”);

(ii)                                  notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein.  Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(iii)                               subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 18 month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 7(b), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

8.                                GENERAL.

(a)                                 Other Limitations.  Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation §1.280G-1, Q&A-24(b) or (c).  For purposes of this Section 8(a), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 8(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the employment termination date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(b)                                 Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Change in Control” shall mean a “Sale Event” as defined in the Plan, but only to the extent such Sale Event is also a “change in control event” within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

“Change in Control Period” shall mean the 12 month period immediately following the occurrence of the first event constituting a Change in Control.

“Date of Termination” shall mean (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 6(a) or by the Company for Cause under Section 6(b), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 6(c) without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 6(d) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period, and (v) if the Executive’s employment is terminated by the Executive under Section 6(e) other than for Good

Reason, 30 days after the date on which a Notice of Termination is given.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.  Except for termination due to the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.

(c)                                  Captions.  The captions of sections or subsections of this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement.

(d)                                 Notices.  All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by telecopy, electronic (PDF) transmission, or recognized delivery service, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto by notice given in accordance with this Section 8(d):

If to the Company, to:

Akero Therapeutics, Inc.

Attention: Chief Executive Officer

170 Harbor Way, 3rd Floor

South San Francisco, CA 94080

If to the Executive, to:

William White

At the address on file with the Company

(e)                                  Restrictive Covenants Agreement.  The terms of the Confidentiality, Assignment and Non-Solicitation Agreement dated April 5, 2019 (the “Restrictive Covenants Agreement”) shall continue to be in full force and effect, the terms and conditions of which are incorporated herein by reference.

(f)                                   Withholding; Tax Effect.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g)                                  Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(h)                                 Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(i)                                     Counterparts.  This Agreement may be executed in multiple counterparts, including by electronic (PDF) transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)                                    Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  The Company may only assign this Agreement to any successor (whether through a sale or merger of stock or assets or otherwise), parent, subsidiary or affiliated entity of the Company, or in connection with any other form of reorganization of the Company; provided that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 7(a) or 7(b) of this Agreement.  Executive shall not have the right to assign Executive’s duties under this Agreement.

(k)                                 Entire Agreement.  Except with respect to the Equity Documents, this Agreement (together with the Restrictive Covenants Agreement, which is incorporated by reference herein) contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation the Prior Agreement, and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(l)                                     Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof, and the parties hereto submit to the non-exclusive jurisdiction of the state and federal courts having subject matter jurisdiction within the State of California.

(m)                             Contract Construction.  Where the context of this Agreement so requires, use of masculine gender pronouns shall be deemed to mean or include the feminine or neuter gender, and vice versa, and use of the word “person” shall be deemed to mean or include individual persons, entities, trusts and governmental bodies and agencies, and vice versa.  Definitions in this Agreement apply equally to both the singular and the plural forms of the defined terms.  It is the intent of the parties that this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

AKERO THERAPEUTICS, INC.

By:
	Name:	Andrew Cheng
	Title:	President and Chief Executive Officer

EXECUTIVE:

Signature:

Name: William White

EXHIBIT A

FORM OF RELEASE